                                                                    EXHIBIT 99.3

NOTICE: THIS IS NOT A SOLICITATION OF ACCEPTANCES OF THE PLAN. 11 U.S.C. SECTION 1125(b) PROHIBITS SOLICITATION OF AN ACCEPTANCE OR REJECTION OF A PLAN OF REORGANIZATION UNLESS A COPY OF THE PLAN OF REORGANIZATION OR A SUMMARY THEREOF IS ACCOMPANIED OR PRECEDED BY A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT. THIS PROPOSED DISCLOSURE STATEMENT HAS NOT YET BEEN APPROVED BY THE BANKRUPTCY COURT, AND, THEREFORE, THE FILING AND DISSEMINATION OF THIS PROPOSED DISCLOSURE STATEMENT IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, AN AUTHORIZED SOLICITATION PURSUANT TO 11 U.S.C. SECTION 1125 AND RULE 3017 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE. NO SUCH SOLICITATION WILL BE MADE EXCEPT AS AUTHORIZED PURSUANT TO SUCH LAW AND RULES.

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                              )        Chapter 11
                                    )
OAKWOOD HOMES CORPORATION,          )        Case No. 02-13396 (PJW)
et al.,(1)                          )
                           Debtors. )        Jointly Administered
                                    )
                                    )        OBJECTIONS DUE: _________________
____________________________________)        HEARING DATE:   _________________

         [PROPOSED] DISCLOSURE STATEMENT FOR JOINT CONSOLIDATED PLAN OF
               REORGANIZATION OF OAKWOOD HOMES CORPORATION AND ITS
                  AFFILIATED DEBTORS AND DEBTORS-IN-POSSESSION
              UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

                            Dated: February 18, 2003

         MORRIS, NICHOLS, ARSHT & TUNNELL   RAYBURN COOPER & DURHAM, P.A.
         Robert J. Dehney (No. 3578)        C. Richard Rayburn, Jr.
         Derek C. Abbott (No. 3376)         Albert F. Durham
         Gregory T. Donilon  (No. 4244)     Patricia B. Edmondson
         Daniel B. Butz (No. 4227)          1200 Carillon, 227 West Trade Street
         1201 North Market Street,          Charlotte, North Carolina 28202-1675
         P.O. Box 1347                      (704) 334-0891
         Wilmington, Delaware 19899-1347
         (302) 658-9200

                                            Co-Counsel for Oakwood Homes
                                            Corporation, et al.,
                                            Debtors and Debtors In Possession
--------------------------
(1)      The Debtors are the following entities: Oakwood Homes Corporation,
         New Dimension Homes, Inc., Dream Street Company, LLC, Oakwood Shared Services, LLC, HBOS Manufacturing, LP, Oakwood MHD4, LLC, Oakwood Acceptance Corporation, LLC, Oakwood Mobile Homes, Inc., Suburban Home Sales, Inc., FSI Financial Services, Inc., Home Service Contract, Inc., Tri-State Insurance Agency, Inc., Golden West Leasing, LLC, Crest Capital, LLC and Preferred Housing Services, LP.

                                TABLE OF CONTENTS

I.       INTRODUCTION AND SUMMARY INFORMATION.                                                           1

         A.       Purpose of This Document.                                                              1

         B.       Summary Information.                                                                   3

         C.       The Confirmation Hearing, Voting Procedures, Bar Dates,                                6
                  And Other Important Deadlines.

         D.       Important Notice and Cautionary Statement.                                            11

II.      DESCRIPTION OF THE DEBTORS, THEIR BUSINESS OPERATIONS, AND THEIR FINANCIAL CONDITION.          12

         A.       General.                                                                              12

         B.       Manufactured Homes.                                                                   13

         C.       Sales.                                                                                14

         D.       Retail Financing and Required Capital.                                                14

         E.       Independent Dealer Retail Sales Financing.                                            15

         F.       Independent Retailer Repurchase Obligations.                                          15

         G.       Insurance.                                                                            15

         H.       Competition.                                                                          16

         I.       Regulation.                                                                           16

III.     PREPETITION DEBT AND EQUITY STRUCTURE OF THE DEBTORS.                                          17

         A.       Description of Prepetition Debt Structure of Debtors.                                 17

         B.       Description of Prepetition Equity Structure of the Debtors.                           19

IV.      THE CHAPTER 11 CASES AND SIGNIFICANT POSTPETITION EVENTS.                                      20

         A.       Significant Events Leading To The Commencement Of The Chapter 11 Cases.               20

         B.       The Chapter 11 Filings.                                                               21

         C.       "First Day" Motions.                                                                  21

         D.       Appointment Of The Official Committee Of Unsecured Creditors.                         21

         E.       Employment Of Professionals.                                                          22

         F.       Postpetition Debtor-In-Possession Financing And Use Of Cash Collateral.               23

         G.       Restructuring the Debtors' Servicing Fees on RICs.                                    23

         H.       Creation of Alternate Warehouse Trust.                                                24

         I.       Filing Of Schedule Of Assets And Liabilities And Statement Of Affairs.                24

         J.       Actions Implemented To Restructure The Debtors' Business Operations.                  24

         K.       Claims Bar Date And Analysis.                                                         25

V.       SUBSTANTIVE CONSOLIDATION.                                                                      25

         A.       Substantive Consolidation for Purposes of the Plan.                                   25

         B.       The Substantive Consolidation of the Debtors' Estates.                                26

         C.       Order Granting Substantive Consolidation.                                             26

VI.      THE PLAN OF REORGANIZATION.                                                                    27

VII.     FINANCIAL PROJECTIONS.                                                                         27

VIII.    ADDITIONAL CONSIDERATIONS REGARDING RISK.                                                      28

IX.      CERTAIN TAX CONSEQUENCES OF THE PLAN.                                                          30

X.       CONFIRMATION PROCEDURES.                                                                       31

         A.       Voting And Right To Be Heard At Confirmation.                                         31

         B.       Hypothetical Liquidation Analysis.                                                    33

         C.       Feasibility.                                                                          34

         D.       Alternatives To The Plan.                                                             35

XI.      RECOMMENDATION AND CONCLUSION.                                                                 35

         I.       INTRODUCTION AND SUMMARY INFORMATION.

                  Oakwood Homes Corporation ("Oakwood"), a North Carolina corporation, and fourteen of its direct and indirect subsidiaries and affiliated partnerships (the "Affiliated Debtors" and collectively with Oakwood, the "Debtors") are debtors and debtors-in-possession in jointly-administered chapter 11 cases that currently are pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors commenced their respective Chapter 11 Cases(2) by filing voluntary petitions in the Bankruptcy Court on November 15, 2002.

                  The Debtors are joint proponents of the Joint Consolidated Plan of Reorganization of Oakwood Homes Corporations and Its Affiliated Debtors and Debtors-in-Possession under Chapter 11 of the United States Bankruptcy Code (the "Plan"), dated February 18, 2003, a copy of which is attached to this disclosure Statement as Exhibit A. The purpose of the Plan is to, among other things, (a) restructure, compromise and discharge creditors' Claims against, and stockholders' Interests in, the Debtors, (b) reorganize the Debtors' financial affairs and (c) permit the Reorganized Debtors to emerge from the Chapter 11 Cases as ongoing businesses.

                  A.       PURPOSE OF THIS DOCUMENT.

                  Certain of the Debtors' creditors have a right to vote to accept or reject the Plan. Moreover, the Debtors' creditors and stockholders have a right to appear in the Bankruptcy Court and be heard regarding the Plan's approval (confirmation) by the Bankruptcy Court. The purpose of this Disclosure Statement is to enable the Debtors' creditors and stockholders to make an informed judgment about the Plan. This Disclosure Statement summarizes the provisions of the Plan and provides certain information relating to the Debtors, their Chapter 11 Cases, the Plan and the process the Bankruptcy Court will follow in determining whether to confirm the Plan.

                  The Bankruptcy Court has reviewed this Disclosure Statement and has determined that it contains adequate information and may be sent to you. The Bankruptcy Court, however, has not yet made a determination as to whether the Plan should be confirmed, and has not conducted an independent investigation of the factual and financial matters described herein.

--------------------------
(2) Capitalized terms that are not defined in this Disclosure Statement shall have the meaning assigned to them in the Plan.

READ THIS DISCLOSURE STATEMENT CAREFULLY TO FIND OUT:

         1.       HOW THE PLAN WILL AFFECT YOUR CLAIMS OR INTERESTS,

         2.       WHAT RIGHTS YOU HAVE WITH RESPECT TO VOTING FOR OR AGAINST THE
                  PLAN,

         3.       HOW AND WHEN TO VOTE FOR OR AGAINST THE PLAN, AND

         4. WHAT RIGHTS YOU HAVE WITH RESPECT TO SUPPORTING OR OBJECTING TO THE PLAN.

                  YOU SHOULD READ BOTH THIS DISCLOSURE STATEMENT (INCLUDING THE EXHIBITS) AND THE PLAN (INCLUDING THE PLAN SUPPLEMENT AND THE EXHIBITS) IN THEIR ENTIRETY. HOWEVER, THIS DISCLOSURE STATEMENT CANNOT TELL YOU EVERYTHING ABOUT YOUR RIGHTS. YOU SHOULD CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS TO OBTAIN MORE SPECIFIC ADVICE ON HOW THE PLAN WILL AFFECT YOU AND WHAT IS THE BEST COURSE OF ACTION FOR YOU.

                  THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS IN GOOD FAITH AND IN COMPLIANCE WITH APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BELIEVED TO BE CORRECT AT THE TIME OF THE FILING OF THE DISCLOSURE STATEMENT BASED UPON THE BEST INFORMATION THEN CURRENTLY AVAILABLE TO THE DEBTORS. ONCE APPROVED BY THE BANKRUPTCY COURT, THIS DISCLOSURE STATEMENT WILL NOT BE UPDATED BASED UPON SUBSEQUENT EVENTS. NO INFORMATION PROVIDED BY ANY PERSON OR ENTITY (INCLUDING THE DEBTORS' AGENTS, OFFICERS, DIRECTORS, EMPLOYEES, ACCOUNTANTS, FINANCIAL ADVISORS, ATTORNEYS OR AFFILIATES) CONCERNING THE DEBTORS, THEIR OPERATIONS, FUTURE REVENUES, PROFITABILITY, VALUATIONS, OR OTHERWISE, OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT, HAS BEEN AUTHORIZED. ANY INFORMATION, REPRESENTATION, OR INDUCEMENT MADE TO SECURE OR OBTAIN ACCEPTANCES OR REJECTIONS OF THE PLAN THAT ARE OTHER THAN, OR ARE INCONSISTENT WITH, THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SHOULD NOT BE RELIED UPON BY ANY PERSON IN ARRIVING AT A DECISION TO VOTE FOR OR AGAINST THE PLAN. ANY SUCH ADDITIONAL INFORMATION, REPRESENTATIONS, AND INDUCEMENTS SHOULD BE IMMEDIATELY REPORTED TO THE ATTENTION OF THE DEBTORS AND THE BANKRUPTCY COURT.

                  B.       SUMMARY INFORMATION.

                  The following information summarizes the terms of the Plan and discusses your rights to be heard and vote with respect to the Plan.

                  THE FOLLOWING INFORMATION IS A SUMMARY ONLY AND DOES NOT FULLY DISCUSS ALL OF YOUR RIGHTS, ALL PROVISIONS OF THE PLAN OR ALL OF THE CONSEQUENCES CONFIRMATION OF THE PLAN MAY HAVE ON YOUR RIGHTS. YOU ARE STRONGLY ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY AND TO CONSULT WITH YOUR LEGAL, FINANCIAL AND TAX ADVISORS PRIOR TO DECIDING WHETHER TO SUPPORT OR OPPOSE THE PLAN.

THE DEBTORS AND THEIR               The Debtors design, manufacture, market and
BUSINESSES:                         distribute manufactured and modular homes,
                                    as well as finance many of their retail
                                    sales and provide as agent a variety of
                                    insurance products to customers. The Debtors are among the leading producers of manufactured homes, retailers of manufactured homes and originators of consumer loans. The Debtors' consolidated financial statements reflect that, for the fiscal year ended September 30, 2002, the Debtors, on a consolidated basis, generated net sales of approximately $927 million. As of December 31, 2002, the Debtors, on a consolidated basis, had approximately $812 million in assets and approximately $1.1 billion in liabilities.

PURPOSE OF THE PLAN:                The Plan provides for the restructure,
                                    compromise and discharge of the Debtors' existing creditor Claims and stockholder
                                    Interests in a manner intended to enable the Debtors to emerge from their Chapter 11
                                    Cases as an integrated viable business in the form of the Reorganized Debtors.

BASIC STRUCTURE OF THE              As described further below, most of the
PLAN:                               Debtors' creditors will receive
                                    distributions of New Common Stock in the Reorganized Debtors or other consideration on or after the Plan's Effective Date. Only creditors that have valid Allowed Claims against the Debtors will receive consideration under the Plan. The amount and type of consideration a creditor will receive may depend upon whether the creditor's Allowed Claim is either (a) entitled to special priority under the Bankruptcy Code, (b) a Secured Claim, (c) an
                                    Unsecured Claim or (d) otherwise separately classified under the Plan.

                                    The Plan groups most creditors and
                                    stockholders into various Classes of Claims and Interests and provides for the treatment of each Class. Certain creditors, such as Holders of Administrative

                                    Claims arising after the commencement of the Chapter 11 Cases, Holders of Fee Claims, and Holders of Allowed Priority Tax Claims, are not grouped in any Class, but nonetheless will be affected by and receive payment under the Plan.

                                    Under the Plan, all of the Debtors' assets and liabilities are deemed substantively consolidated for purposes of distributions to the Debtors' creditors. Thus, Holders of Unsecured Claims of one of the Debtors will receive the same treatment as Holders of Unsecured Claims of any of the other Debtors. Additionally, Holders of Claims against multiple Debtors on account of affiliate guarantees and co-obligations of multiple Debtors will be entitled to only one distribution from the Debtors' consolidated Estates.

                                    Upon the Plan's Effective Date, all notes and Interests will be cancelled. The new stockholders of the Reorganized Debtors after the Effective Date initially will consist of certain of the Debtors' prepetition creditors, including Holders of note Claims, Holders of REMIC Guarantee Claims and Holders of other Unsecured Claims.

                                    The Plan contains numerous other provisions governing, among other things, (a) the assumption, assumption and assignment and rejection of executory contracts and unexpired leases, (b) the continuation of management and the expansion of and addition of members to the board of directors for the Reorganized Debtors, (c) the restructuring of the Debtors' various legal entities, (d) the resolution of Disputed Claims against the Debtors, (e) the Bankruptcy Court's retention of jurisdiction following confirmation of the Plan and (f) the scope and nature of the Debtors' discharge following confirmation. Please refer to the Plan itself for more detailed information.

CLASSIFICATIONS AND                 The following Summary Table sets forth the
TREATMENT OF CREDITORS'             classification and treatment of creditors'
CLAIMS AND STOCK-                   Claims and stockholders' Interests under the
HOLDERS' INTERESTS UNDER            Plan. The descriptions in the Summary Table
THE PLAN:                           are only summaries and do not include all
                                    terms and conditions of the Plan. You are strongly advised to consult the relevant
                                    Plan provisions for a full description of the respective Classes and corresponding treatments under the Plan.

                             SUMMARY TABLE - CLAIMS

-----------------------------------------------------------------------------------------------------------------
CLASS                      CLAIM                          STATUS                               VOTING RIGHTS
-----------------------------------------------------------------------------------------------------------------
Class 1           Priority Non-Tax Claims               Unimpaired                          Not Entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2A          Secured Tax Claims                    Unimpaired                          Not Entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2B          1997 Bonds Secured Claim              Unimpaired                          Not Entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2C          1998 Bonds Secured Claim              Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2D          Auto Secured Claim                    Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2E          Carolina Secured Claim                Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2F          First American Secured Claim          Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2G          Foothill Secured Claim                Impaired                            Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2H          Pulaski Bonds Secured Claim           Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2I          Schmittauer Secured Claim             Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2J          Thomas Secured Claim                  Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2K          U.S. Bank Secured Claim               Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 2L          Other Secured and Setoff Claims       Unimpaired                          Not entitled to Vote;
                                                                                            Deemed to Accept
-----------------------------------------------------------------------------------------------------------------
Class 3           Convenience Claims                    Impaired                            Entitled to Vote
-----------------------------------------------------------------------------------------------------------------
Class 4A          Senior Note Claims                    Impaired                            Entitled to Vote
-----------------------------------------------------------------------------------------------------------------
Class 4B          Junior Note Claims                    Impaired                            Entitled to Vote
-----------------------------------------------------------------------------------------------------------------
Class 4C          REMIC Guarantee Claims                Impaired                            Entitled to Vote
-----------------------------------------------------------------------------------------------------------------
Class 4D          Litigation Claims                     Impaired                            Entitled to Vote
-----------------------------------------------------------------------------------------------------------------
Class 4E          Other Unsecured Claims                Impaired                            Entitled to Vote
-----------------------------------------------------------------------------------------------------------------
Class 5           Intercompany Claims                   Substantively Consolidated          Not Entitled to Vote
-----------------------------------------------------------------------------------------------------------------
Class 6A          Non-Debtor-Held Interests             Impaired                            Entitled to Vote
-----------------------------------------------------------------------------------------------------------------
Class 6B          Debtor-Held Interests                 Substantively Consolidated          Not Entitled to Vote
-----------------------------------------------------------------------------------------------------------------

                  C. THE CONFIRMATION HEARING, VOTING PROCEDURES, BAR DATES, AND OTHER IMPORTANT DEADLINES.

                           1.       TIME AND PLACE OF THE CONFIRMATION HEARING.

                  The Plan cannot become effective until after it has been confirmed by the Bankruptcy Court and the conditions to the Effective Date set forth in the Plan have either been satisfied or waived.

                  The hearing to determine whether the Bankruptcy Court will enter the Confirmation Order to confirm the Plan will take place on ___________, 2003 at _____.m. in the Courtroom of the Honorable Peter J. Walsh, Chief Judge, United States Bankruptcy Court for the District of Delaware, 824 Market Street, 6th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be continued from time to time without further notice.

                           2.       ENTITIES ENTITLED TO VOTE ON THE PLAN.

                  Prior to the Confirmation Hearing, certain creditors will have an opportunity to vote to accept or reject the Plan. Pursuant to the Bankruptcy Code, only Holders of Allowed Claims and Interests in Classes 2G, 3, 4A, 4B, 4C, 4D, 4E and 6A (the "Voting Classes") are entitled to vote on the Plan because these Classes are Impaired under the Plan within the meaning of section 1124 of the Bankruptcy Code, but will nonetheless receive Distributions under the Plan. The impairment of a Claim or Interest generally occurs if the legal, equitable, or contractual rights of the Holder are altered. Classes 1, 2A, 2B, 2C, 2D, 2E, 2F, 2H, 2I, 2J, 2K and 2L are not Impaired and, therefore, are not entitled to vote and are deemed to have accepted the Plan. Holders of Claims and Interests in Classes 5 and 6B are Insiders whose Claims or Interests will be substantively consolidated pursuant to the Substantive Consolidation Order. Holders of Claims or Interests in these Classes are not entitled to vote on the Plan.

                  The Plan may be confirmed even if it is not accepted by each Voting Class. The Bankruptcy Code defines "acceptance" with respect to a Class of Impaired Claims as acceptance by Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class whose Holders cast Ballots. In the event that a Voting Class does not accept the Plan, the Debtors nonetheless will seek to have the Plan confirmed, provided that the Plan is "fair and equitable" and does not "unfairly discriminate" against the non-accepting Class of creditors or stockholders, as provided in section 1129 of the Bankruptcy Code.

                  THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO THE HOLDERS OF IMPAIRED CLAIMS AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTEREST OF SUCH HOLDERS. THEY THEREFORE RECOMMEND THAT YOU VOTE TO ACCEPT THE PLAN.

                           3.       DEADLINE FOR VOTING FOR OR AGAINST THE PLAN.

                  The Debtors are providing copies of this Disclosure Statement and Ballots, which include detailed voting instructions, to all known Holders of Claims in the Voting Classes. If you are entitled to vote as the Holder of an Allowed Claim in one of the Voting Classes, you may vote by completing the enclosed Ballot and returning the Ballot by the Ballot Deadline in the enclosed envelope to the Balloting Agent at the address identified on your Ballot. Initially, the Balloting Agent is Bankruptcy Services LLC. If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other Person acting in a fiduciary or representative capacity, such Person should indicate such capacity when signing.

                  YOUR BALLOT MUST BE RETURNED AND RECEIVED BY THE BALLOTING AGENT NO LATER THAN ___________, 2003 AT __________.M., EASTERN TIME, OR IT WILL NOT BE COUNTED IN CONNECTION WITH CONFIRMATION OF THE PLAN. IN NO CASE SHOULD A BALLOT BE DELIVERED EITHER TO THE BANKRUPTCY COURT OR TO THE DEBTORS OR THEIR ATTORNEYS.

                  A Ballot cast with respect to the Plan does not result in the filing or allowance of a Claim. Nor does the casting of a Ballot relieve a creditor of the obligation to file a proof of Claim in a timely manner. The Debtors reserve the right to object to any Claims until the Claims Objection Deadline.

                           4.       DEADLINE FOR OBJECTING TO CONFIRMATION OF
                                    THE PLAN.

                  As noted, all creditors and stockholders are entitled to be heard with respect to confirmation of the Plan, even if they are not eligible to vote to accept or reject the Plan. Objections to confirmation of the Plan must be filed with the Bankruptcy Court and served upon (a) counsel for the Debtors (Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, P.O. Box 1347, Wilmington, Delaware, 19899-1347, attention: Robert J. Dehney, Esq.; and Rayburn Cooper & Durham, P.A., 1200 Carillon, 227 West Trade Street, Charlotte, North Carolina, 28202-1675, attention: Albert F. Durham); (b) counsel for the Committee (McCarter & English, 919 North Market Street, Suite 1800, Wilmington, Delaware, 19899, attention: William F. Taylor, Jr.; and Akin Gump Strauss Hauer & Feld LLP, 590 Madison Avenue, New York, New York, 10022, attention: Robert J. Stark); (c) counsel for Greenwich (Pachulski, Stang, Ziehl, Young & Jones P.C., 919 North Market Street, Suite 1600, P.O. Box 8705, Wilmington, Delaware, 19899, attention: Laura Davis Jones; and Kirkland & Ellis, 777 South Figueroa Street, Los Angeles, California, 90017, attention: Bennet L. Spiegel); (d) the Office of the United States Trustee for the District of Delaware, 844 King Street, Suite 2313, Lockbox 35, Wilmington, Delaware, 19801, attention: Mark S. Kenney, Esq. and (g) such other parties as are identified in the accompanying notice of the Confirmation Hearing so that they are received by no later than ____________, 2003, at _________.m., Eastern Time.

                           5. DEADLINES FOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES TO ASSERT DAMAGE CLAIMS AND TO OBJECT TO THE TERMS OF ASSUMPTION.

                  Section 365 of the Bankruptcy Code allows the Debtors to assume, assume and assign, or reject executory contracts and unexpired leases to which the Debtors were parties as of the Petition Date. In order to assume, or assume and assign, a contract or lease, the Debtors must make provision for the cure of certain outstanding defaults as required by Section 365 of the Bankruptcy Code. If the Debtors reject a contract or lease, the contract or lease is deemed to have been breached by the Debtors as of the Petition Date, and the non-debtor party to the contract or lease may be entitled to an Unsecured Claim for damages resulting from such breach.

                  Under the Plan, on the Effective Date, the Debtors will assume all executory contracts and unexpired real or personal property leases to which they are a party, excluding (a) any and all executory contracts or unexpired leases which are the subject of separate motions filed pursuant to section 365 of the Bankruptcy Code by the Debtors prior to the commencement of the Confirmation Hearing, (b) such contracts or leases as are listed on the Executory Contract Schedule filed by the Debtors on or before entry of the Confirmation Order, all of which contracts or leases shall be deemed rejected pursuant to the provisions of section 365 and section 1123 of the Bankruptcy Code, and (c) any and all executory contracts or unexpired leases rejected prior to entry of the Confirmation Order. Contracts or leases entered into after the Petition Date will be performed by the Reorganized Debtors in the ordinary course of their businesses.

                  If the rejection of any executory contract or unexpired lease under the Plan gives rise to a Claim by the non-Debtor party or parties to such contract or lease, such Claim, to the extent that it is timely filed and is an Allowed Claim, shall be classified in Class 4E; provided, however, that the Unsecured Claim arising from such rejection shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors, the Disbursing Agent, their successors or properties, unless a proof of such Claim is filed and served on the Disbursing Agent and the Claims Agent within thirty (30) days after the date of notice of the entry of the order of the Bankruptcy Court rejecting the executory contract or unexpired lease which may include, if applicable, the Confirmation Order. FAILURE TO COMPLY WITH THIS DEADLINE SHALL FOREVER BAR THE HOLDER OF A CLAIM FROM SEEKING PAYMENT THEREOF. See Article IX of the Plan for more information about how to comply with this deadline and to determine whether this deadline applies to you.

                           6.       ADMINISTRATIVE CLAIMS BAR DATE.

                  An Administrative Claim includes: (a) a Secured Claim entitled to superpriority pursuant to section 364(c) of the Bankruptcy Code and the Final DIP Agreement; (b) an Unsecured Claim, other than a Fee Claim, for payment of costs or expenses of administration specified in sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation: (i) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services rendered, and personal injury claims); and (ii) all fees and charges assessed against the

Estates pursuant to section 1930 of title 28 of the United States Code; or (c) a Reclamation Claim that either has been granted priority under section 546(c)(2)(A) of the Bankruptcy Code or which the Debtors elect to treat as though such priority has been granted.

                  All parties seeking payment of Administrative Expenses must file with the Bankruptcy Court and serve upon the Debtors a request for payment of such Administrative Claims prior to the applicable deadline set forth below, provided, however, that parties seeking payment of postpetition ordinary course trade obligations, postpetition payroll obligations incurred in the ordinary course of the Debtors' postpetition business and amounts arising under agreements approved by the Bankruptcy Court or the Plan need not file such a request.

                  The deadline for filing requests for payment of Administrative Claims is the date that is the first Business Day after the date that is [20 days after the Effective Date at 4:00 p.m.], Eastern Time. FAILURE TO COMPLY WITH THESE DEADLINES SHALL FOREVER BAR THE HOLDER OF AN ADMINISTRATIVE CLAIM FROM SEEKING PAYMENT THEREOF. See Section 2.9 of the Plan for more information about how to comply with this deadline and to determine whether this deadline applies to you.

                           7.       FEE CLAIMS BAR DATE.

                  A Fee Claim includes: (a) a Claim of a professional person retained by order of the Bankruptcy Court for compensation and/or reimbursement of expenses pursuant to section 327, 328, 330 or 331 of the Bankruptcy Code in connection with the Chapter 11 Cases or (b) a Claim of any professional or other entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to sections 503(b)(3)(F) or 503(b)(4) of the Bankruptcy Code in which the Holder of the Claim files a timely request unless otherwise agreed to by the Debtors or the Reorganized Debtors.

                  All applications for payment of Fee Claims must be filed with the Bankruptcy Court and served in accordance with the Fee Order by the date that is 45 days after the Effective Date (or, if such date is not a Business Day, by the next Business Day thereafter) unless otherwise agreed to by the Debtors or the Reorganized Debtors. FAILURE TO COMPLY WITH THIS DEADLINE SHALL FOREVER BAR THE HOLDER OF A FEE CLAIM FROM SEEKING PAYMENT THEREOF. See Section
2.10 of the Plan for more information about how to comply with this deadline and to determine whether this deadline applies to you.

                           8.       UNSECURED CLAIMS BAR DATE.

                  An Unsecured Claim includes any claim that is not: (a) an Administrative Claim; (b) a Priority Non-Tax Claim; (c) a Priority Tax Claim;
(d) a Fee Claim; (e) a Secured Claim; (f) an Intercompany Claim; or (g) an Interest. All proofs of Claim for Unsecured Claims must be filed with the Claims Agent by the general claims bar date established by the Bankruptcy Court, which is March 27, 2003. Initially, the Claims Agent is Bankruptcy Services LLC. Any documents or other papers required to be filed with the Claims Agent must be filed in the following manner:

         IF BY HAND/OVERNIGHT:              IF BY MAIL:
         Bankruptcy Services LLC            Bankruptcy Services LLC
         Attn: Oakwood, Claims Processing   Oakwood Homes Corporation, et al.,
         Department                         Claims Processing
         Heron Tower                        P.O. Box 5270 FDR Station
         70 East 55th Street--6th Floor     New York, New York 10150-5270
         New York, New York 10022

FAILURE TO COMPLY WITH THIS DEADLINE SHALL FOREVER BAR THE HOLDER OF AN UNSECURED CLAIM FROM SEEKING PAYMENT THEREOF. See Section 2.11 of the Plan for more information about how to comply with this deadline and to determine whether this deadline applies to you.

                           9.       MATERIALS TO BE FILED IN SUPPORT OF
                                    CONFIRMATION.

                  In support of confirmation of the Plan, the Debtors will file the Plan Supplement, to the extent not filed simultaneously with the Plan and the Disclosure Statement, at least five (5) Business Days prior to the commencement of the Confirmation Hearing. Upon its filing, the Plan Supplement may be inspected in the offices of the Clerk of the Bankruptcy Court during normal business hours. A copy of the Plan Supplement shall be mailed to the Creditors' Committee, and any Holder of a Claim or Interest that makes a written request for such Plan Supplement to the Debtors. The documents contained in the Plan Supplement shall be approved by the Bankruptcy Court pursuant to the Confirmation Order.

                           10.      INFORMATION REGARDING THE PLAN.

                  NO PERSON IS AUTHORIZED BY THE DEBTORS IN CONNECTION WITH THE PLAN OR THE SOLICITATION OF VOTES WITH RESPECT TO THE PLAN TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO OR INCORPORATED HEREIN BY REFERENCE, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE DEBTORS OR APPROVED BY THE BANKRUPTCY COURT.

                           11.      EFFECTIVE DATE OF THE PLAN.

                  The Effective Date of the Plan will occur on: (a) if no stay of the Confirmation Order is in effect, the first Business Day after the date all of the conditions set forth in the Plan have been satisfied or waived pursuant to the Plan, or such later date as may reasonably be agreed to by the Debtors and the Creditors' Committee; or (b) if a stay of the Confirmation Order is in effect, on the first Business Day (or such later date as may reasonably be agreed by the Debtors and the Creditors' Committee) after the later of: (i) the date such stay is vacated; and (ii) the date each condition set forth in the Plan has been satisfied or waived pursuant to the Plan. Notwithstanding any of the foregoing, the Debtors may delay the occurrence of the Effective Date for up to thirty (30) days.

                  D.       IMPORTANT NOTICE AND CAUTIONARY STATEMENT.

                  The historical financial data relied upon in preparing the Plan and this Disclosure Statement is based on the Debtors' books and records. The hypothetical liquidation analysis, projections, and other financial information have been developed by the Debtors with the assistance of their financial advisors. Nevertheless, the hypothetical liquidation analysis, projections, and other financial information are estimates only, and the timing, amount, and value of actual Distributions to creditors may be affected significantly by many factors that cannot be predicted.

                  ALTHOUGH THE PROFESSIONAL ADVISORS EMPLOYED BY THE DEBTORS HAVE ASSISTED IN THE PREPARATION OF THIS DISCLOSURE STATEMENT BASED UPON FACTUAL INFORMATION AND ASSUMPTIONS RESPECTING FINANCIAL, BUSINESS, REGULATORY, AND ACCOUNTING DATA PROVIDED BY THE DEBTORS AND THIRD PARTIES, THEY HAVE NOT INDEPENDENTLY VERIFIED SUCH INFORMATION AND MAKE NO REPRESENTATIONS AS TO THE ACCURACY THEREOF. IN ADDITION, MUCH OF THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN SUBJECT TO AN AUDIT. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT INACCURACY OR OMISSION, OR THAT ACTUAL VALUES OR FINANCIAL PERFORMANCE WILL COMPORT WITH THE ESTIMATES HEREIN.

                  THE DEBTORS' ACTUAL RESULTS OF OPERATIONS AND THE TIMING, AMOUNT, AND VALUE OF DISTRIBUTIONS UNDER THE PLAN MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE PROJECTED HEREIN. THE DEBTORS' FUTURE OPERATIONS MAY BE AFFECTED BY NUMEROUS ECONOMIC, COMPETITIVE, REGULATORY, LEGISLATIVE, LEGAL, OPERATIONAL, AND OTHER FACTORS THAT CANNOT BE PREDICTED.

                  THIS DISCLOSURE STATEMENT CONTAINS A DISCUSSION OF CERTAIN RISK FACTORS RELATING TO THE PLAN AND THE DEBTORS' ONGOING BUSINESS OPERATIONS. THE DEBTORS STRONGLY ADVISE THAT ALL PARTIES IN INTEREST REVIEW THESE RISK FACTORS CAREFULLY AND CONSULT WITH THEIR ADVISORS BEFORE VOTING ON THE PLAN OR OTHERWISE DECIDING TO SUPPORT OR OPPOSE CONFIRMATION.

                  NOTHING CONTAINED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE ADVICE ON THE TAX, SECURITIES, OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR OWN LEGAL COUNSEL OR TAX ADVISOR ON ANY QUESTIONS OR CONCERNS RESPECTING TAX, SECURITIES, OR OTHER LEGAL CONSEQUENCES OF THE PLAN.

                  THE NEW COMMON STOCK AND NEW WARRANTS TO BE ISSUED PURSUANT TO THE PLAN WILL NOT HAVE BEEN, AT THE TIME OF ISSUANCE, THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES OR "BLUE SKY" LAW, AND WILL BE ISSUED IN RELIANCE UPON THE EXEMPTION FROM THE SECURITIES ACT AND EQUIVALENT STATE LAW REGISTRATION PROVIDED BY BANKRUPTCY CODE SECTION 1145(a)(1).

                  CAUTIONARY STATEMENT:

                  INFORMATION INCLUDED IN THIS DISCLOSURE STATEMENT REGARDING THE DEBTORS CONTAINS STATEMENTS THAT MAY CONSTITUTE "FORWARD-LOOKING INFORMATION," AS THAT TERM IS DEFINED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 ("REFORM ACT"), INCLUDING INFORMATION CONCERNING THE DEBTORS' PLAN AND PROJECTED FINANCIAL PERFORMANCE FOLLOWING THEIR EMERGENCE FROM BANKRUPTCY. THE FORWARD-LOOKING STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY THE RISK FACTORS SET FORTH IN THIS DISCLOSURE STATEMENT AND ARE BEING MADE PURSUANT TO THE PROVISIONS OF THE REFORM ACT AND WITH THE INTENTION OF OBTAINING THE BENEFITS OF THE "SAFE HARBOR" PROVISIONS OF THE REFORM ACT.

         II. DESCRIPTION OF THE DEBTORS, THEIR BUSINESS OPERATIONS, AND THEIR FINANCIAL CONDITION.

                  A.       GENERAL.

                  Oakwood, which was founded in 1946, together with its debtor and non-debtor affiliates and related parties, designs, manufactures and markets manufactured and modular homes and finances many of its retail sales and a portion of the retail sales of its homes by its independent dealer network. The Debtors also act as agent in locating a variety of insurance products for their customers. Following their emergence from these Chapter 11 Cases, the Debtors expect to retail their manufactured homes at approximately 120 centers owned and operated by the Debtors located primarily in the southeastern and southwestern United States and at wholesale to over 600 independent retailers located throughout the United States. For customers choosing to purchase insurance, the Debtors historically assumed a portion of the related underwriting risk through their non-debtor captive reinsurance business. As part of their restructuring effort, the Debtors exited this aspect of the insurance business.

                  B.       MANUFACTURED HOMES.

                  The Debtors manufacture a number of models of single-section homes, multi-section and modular homes consisting of two or more component parts that are joined at the home site. Each home contains a living room, dining area, kitchen, one, two, three or four bedrooms and one or two bathrooms, and is equipped with a hot water heater and central heating. Some homes are furnished with a sofa and matching chairs, dinette set, coffee and end tables, carpeting, lamps, draperies, curtains and screens. Optional furnishings and equipment include a range and oven, refrigerator, beds, a fireplace, washing machine, dryer, microwave oven, dishwasher, air conditioning, intercom, stereo systems, wet bar, vaulted ceilings, skylights, hardwood cabinetry and energy conservation items. The homes manufactured by the Debtors are primarily sold under the registered trademarks "Oakwood(R)," "Golden West(R)," "Schult(R)," "Crest(R)," "Marlette(R)," "Freedom(R)" and as other private label homes.

                  The Debtors' manufactured homes are constructed and furnished at the Debtors' manufacturing facilities and transported on wheels to the home sites. These homes are normally occupied as permanent residences but can be transported on wheels to new home sites. In addition to traditional manufactured homes, the Debtors also manufacture modular homes that are built in accordance with state or local building codes and therefore are similar in specifications and design to site-built homes. The Debtors' modular homes range in size from 960 square feet to 3,355 square feet and include a variety of single story ranch homes, one-and-a-half-story homes, two-story homes, townhouses and duplex units, all of which can include attached garages built at the site by others.

                  The Debtors formerly manufactured homes at thirty-two plants located in North Carolina, Texas, Georgia, Indiana, Oregon, Pennsylvania, Arizona, California, Colorado, Kansas, Minnesota, and Tennessee. Pursuant to the Plan, the Debtors will continue to operate fourteen plants located in Arizona, California, Oregon, Indiana, Pennsylvania, North Carolina, Minnesota and Kansas. As part of their restructuring efforts, the Debtors have been offering and holding the closed plants for sale.

                  The Debtors purchase components and materials used in the manufacture of their homes on the open market and are not dependent upon any particular raw material supplier. However, if faced with a scarcity of certain raw materials, the Debtors may experience supplier allocation issues. The principal raw materials purchased by the Debtors for use in the construction of its homes are lumber, steel, aluminum, galvanized pipe, insulating materials, drywall and plastics. Steel I-beams, axles, wheels and tires, roof and ceiling materials, home appliances, plumbing fixtures, furniture, floor coverings, windows, doors and decorator items are purchased or fabricated by the Debtors and are assembled and installed at various stages on the assembly line.

                  The Debtors furnish to each purchaser of a new home manufactured by the Debtors a five-year limited warranty against defects in materials and workmanship, excluding equipment and furnishings supplied by others, which are frequently covered by the supplier's warranties.

                  C.       SALES.

                  The Debtors operate their sales centers primarily under the names Oakwood(R) Mobile Homes and Freedom Homes(R). Additionally, the Debtors operate Factory Certified Homes sales centers that sell primarily repossessed homes. Since 1999, the Debtors have been scaling back operations, closing both sales centers and manufacturing facilities. Although the Debtors will retain many of the sales centers pursuant to the Plan, some of the sales centers, including the Factory Certified Homes locations, will be closed as part of the Debtors' reorganization. During the fiscal year ended September 30, 2002, substantially all of the Debtors' retail sales of new homes were homes manufactured by the Debtors.

                  Each of the Debtors' sales centers hires and trains sales personnel. Generally, each salesperson is paid a commission based on the gross margin of his or her sales and certain volume targets, and each general manager is paid compensation based on performance as measured by the profits of the sales center.

                  The Debtors also sell their homes to approximately 600 independent retailers located throughout the United States. Sales to independent retail dealers accounted for approximately 44% of sales in fiscal 2002, up from 35% in fiscal 2001. Such sales are expected to increase in the future because this market channel is less capital intensive. The Debtors' sales have traditionally been higher in the period from late spring through early fall than in the winter months.

                  D.       RETAIL FINANCING AND REQUIRED CAPITAL.

                  Significant factors affecting sales of manufactured homes are the availability and terms of financing. Approximately 72% of the units sold through the Debtors' retail centers in fiscal 2002 were financed by installment sale contracts or loans arranged by the Debtors, each of which provided for monthly payments generally over a period of 5 to 30 years. The remaining 28% of retail unit sales were paid for with cash or financing obtained from other sources.

                  The Debtors retain a security interest in all homes they finance with loans documented as either installment sales contracts or traditional mortgages (collectively, "RICs").

                  Because traditional financing sources are insufficient to sustain the manufacturing and sales volume the Debtors historically have experienced, the Debtors with retail sales operations and various independent dealers (collectively, "Retailers") provide financing options to their customers through Oakwood Acceptance Corporation, LLC ("OAC"). OAC originates the mortgage loan RICs and purchases at cost the other RICs originated by the Retailers on a non-recourse basis. OAC funds its originations and purchases of RICs by participating in public and private asset securitization transactions. Securitization transactions have historically provided the most effective and least expensive financing technique for satisfying OAC's liquidity needs and may remain the least expensive method of financing for the Debtors' operations.

                  As part of the securitization process, OAC historically retained the contractual right to service all securitized RICs in exchange for a monthly fee. As part of its servicing duties, certain pooling and servicing agreements require OAC to make P & I Advances to certain securitization trusts. OAC also is required to make recoverable advances to the trusts for reasonable and customary costs and expenses (including reasonable legal fees) incurred in the performance of its servicing obligations.

                  Continuing to service securitized RICs, including making advances when and if required, substantially decreases the costs of securitization transactions and increases the liquidity available to the Debtors through securitization. As a result, OAC's continued performance of its servicing and related advance obligations is critical to ensuring the Debtors' ability to continue engaging in securitization transactions on favorable terms. In addition, the Debtors believe that the enhanced priority of their servicing fee in the securitization proceeds as restructured pursuant to a Final Order of the Bankruptcy Court may have substantial independent economic value.

                  Recent developments in the market for asset backed securities, and particularly those involving manufactured housing RICs, have caused the Debtors to consider other sources of financing such as sales of loans. The Debtors have already taken steps to reduce reliance on financings provided by OAC, but that effort is made more challenging by the business failure of one major market participant and the withdrawal of another.

                  E.       INDEPENDENT DEALER RETAIL SALES FINANCING.

                  The Debtors provide permanent financing for homes sold by certain independent dealers that sell the Debtors' manufactured homes. During fiscal 2002, the Debtors financed approximately 38% of their manufactured units sold by independent dealers.

                  F.       INDEPENDENT RETAILER REPURCHASE OBLIGATIONS.

                  Substantially all of the independent retailers who purchase homes from the Debtors finance new home inventories through wholesale credit lines (the "Floor Plans") provided by third parties. In these arrangements, a financial institution typically provides the retailer with a credit line for the purchase price of the home and maintains a security interest in the home as collateral. The retailer uses a Floor Plan to finance the acquisition of its display models, as well as to finance the initial purchase of a home from a manufacturer until a home buyer obtains permanent financing or otherwise pays the dealer for the installed home. Many of the Floor Plan lenders require the Debtors to enter into repurchase agreements under which the Debtors are obligated, upon default by the retailer, to repurchase any of the homes financed by the Floor Plan lender. Under the terms of such repurchase agreements, the Debtors typically agree to repurchase homes at prices scaled to the age of the units. As of the Petition Date, the Debtors estimate that their contingent liability under these repurchase agreements was approximately $101 million. Historically, the Debtors' losses under these arrangements have not been significant.

                  G.       INSURANCE.

                  In order to, among other things, facilitate retail purchases of their homes, the Debtors historically have sold, as agent for an unrelated domestic insurance company, property and casualty insurance to certain customers in connection with their purchase of a home. In addition, the Debtors entered the reinsurance business directly through their own captive, Bermuda-based reinsurer during 1997, when it, as a reinsurer, accepted certain risk of policies it had written as agent, in exchange for standard reinsurance premiums. This venture allowed the Debtors to participate more fully in the profitable income streams associated with the property and casualty insurance and service contract business. Shortly before the Petition Date, the Debtors exited the third party reinsurance business in order to relocate capital to the Debtors' core businesses, and are arranging an orderly wind-down of their insurance subsidiary.

                  H.       COMPETITION.

                  The Debtors face serious competition in three major aspects of their operations: manufacturing, marketing and finance. There are numerous firms producing manufactured homes in the Debtors' market areas, many of which are direct competitors. Several of these manufacturers, which sell the majority of their homes through independent dealers, are larger than the Debtors and have greater financial resources. Historically, certain of the financing sources in the industry were also larger than the Debtors and also had greater financial resources. Finally, there are numerous retail dealers in most locations where the Debtors conduct retail and financing operations. The Debtors compete with other manufacturers, retailers and finance companies on the basis of reputation, quality, financing ability, services, features offered and price.

                  In addition, manufactured homes are a form of permanent, low-cost housing and therefore compete with other forms of housing, including site-built and prefabricated homes and apartments. Historically, manufactured homes have been financed as personal property with shorter term and higher interest financing than was available for site-built homes. In recent years, however, there has been a growing trend toward financing manufactured housing with maturities equal to those in traditional residential real estate finance, especially when the manufactured housing is attached to permanent foundations on individually-owned lots, as is frequently the case in the Debtors' growing multi-section and modular homes markets. As a result, maturities for certain manufactured housing loans have moved closer to those for site-built housing.

                  I.       REGULATION.

                  A variety of laws affect the financing of manufactured homes by the Debtors. The Federal Consumer Credit Protection Act (Truth-in-Lending) and Regulation Z promulgated thereunder require written disclosure of information relating to such financing, including the amount of the annual percentage rate and the finance charge. The Federal Fair Credit Reporting Act also requires certain disclosures to potential customers concerning credit information used as a basis to deny credit. The Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder prohibit discrimination against any credit applicant based on certain specified grounds. The Federal Trade Commission has adopted or proposed various Trade Regulation Rules dealing with unfair credit and collection practices and the preservation of consumer claims and defenses. The Federal Trade Commission's Rules also require disclosure of a manufactured home's insulation specification. Installment sale contracts and loans eligible for inclusion in the GNMA Program are subject to the credit underwriting requirements of the FHA. A variety of state laws also regulate the form of the installment sale contracts and loan documents and the allowable deposits, finance charges and fees chargeable pursuant to installment sale contracts and loan documents. The former provision of insurance products as agent by the Debtors was subject to various state insurance laws and regulations which govern allowable charges and other insurance practices.

                  The Debtors are also subject to the provisions of the Fair Debt Collection Practices Act, which regulates the manner in which the Debtors collect payments on installment sale contracts, and the Magnuson-Moss Warranty-Federal Trade Commission Improvement Act, which regulates descriptions of warranties on products. The descriptions and substance of the Debtors' warranties are also subject to state laws and regulations. The Debtors' manufacture of homes generally is subject to the National Manufactured Housing Construction and Safety Standards Act of 1974. In 1976, the Department of Housing and Urban Development promulgated regulations, which have been amended from time to time, under this Act establishing comprehensive national construction standards covering many aspects of manufactured home construction and installation, including structural integrity, fire safety, wind loads and thermal protection. The Debtors' modular homes are subject to state and local building codes.

                  The Debtors' transportation of manufactured homes on highways, which is provided by unrelated third-party vendors, is subject to regulation by various federal, state and local authorities. Such regulations may prescribe size and road use limitations and impose lower than normal speed limits and various other requirements. Manufactured homes are also subject to local zoning and other regulations.

         III.     PREPETITION DEBT AND EQUITY STRUCTURE OF THE DEBTORS.

                  A.       DESCRIPTION OF PREPETITION DEBT STRUCTURE OF DEBTORS.

                           1.       FOOTHILL PREPETITION BANK FACILITY.

                  Prior to the Petition Date, the Debtors partially funded their operations through a $65 million credit facility established under the Prepetition Loan Agreement, dated January 22, 2002, by and among the Debtors, as borrowers, Foothill, as a lender and agent for the lenders, and certain other lenders specified therein (as amended by the First Amendment to Loan Agreement, dated July 2002 and the Second Amendment to Loan Agreement, dated July 31,
2002). As of the Petition Date, borrowings and letters of credit under this facility totaled approximately $52 million. The credit facility under the Prepetition Loan Agreement was secured by substantially all of the Debtors' assets both tangible and intangible, real and personal, excluding loans held for sale.

                           2.       SENIOR NOTES.

                  The Debtors issued 7.875% Senior Notes in the aggregate principal amount of $125 million due March 2004, and 8.125% Senior Notes in the aggregate principal amount of

$175 million due March 2009 pursuant to an Indenture and First Supplemental Indenture, both dated March 2, 1999, between the Debtors and Bank One, N.A., f/k/a The First National Bank of Chicago. The debt under the Senior Notes is unsecured. U.S. Bank National Association was substituted as Indenture Trustee on January 10, 2000.

                           3.       JUNIOR NOTES.

                  The Debtors issued 8% Junior Notes in the original principal amount of $17 million due June 1, 2007 pursuant to an Indenture and a First Supplemental Indenture, both dated March 1, 1992, and Junior Notes in the original principal amount of $23 million due June 1, 2007 pursuant to a Second Supplemental Indenture dated July 15, 1992, between the Debtors and First Union National Bank, f/k/a Delaware Trust Company. U.S. Bank Trust National Association was substituted as Indenture Trustee on April 2, 2001. Of the original Debentures, $2.6 million remained outstanding as of November 15, 2002, the balance having been retired in accordance with their terms. The debt under the Junior Notes is unsecured.

                           4. INDUSTRIAL REVENUE BONDS FOR PLANTS IN KOSCIUSKO COUNTY, AND ELKHART COUNTY, INDIANA.

                  The Debtors are obligated under a loan agreement dated February 1, 1998, between Kosciusko County, Indiana and Schult Operating Company (now HBOS Manufacturing, LP) for $6,200,000 Variable Rate Demand Economic Development Revenue Bonds Series 1998 (the "1998 Bonds"). The 1998 Bonds are secured by a letter of credit in the amount of $4,766,356.16 issued by Wells Fargo Bank, N.A. and a letter of credit mortgage secured by the Debtor's plant in Kosciusko County, Indiana. Fifth Third Bank, Indiana is the trustee under the trust indenture pursuant to which the loan agreement was issued. At the Petition Date, the amount outstanding on the 1998 Bonds was $4.6 million.

                  The Debtors are also obligated under a loan agreement dated October 1, 1997, between Elkhart County, Indiana and Schult Operating (now HBOS Manufacturing, LP) for $1,500,000 Variable Rate Demand Economic Development Revenue Bonds, Series 1997 (the "1997 Bonds"). The 1997 Bonds are secured by a letter of credit in the amount of $896,282.19 issued by Wells Fargo Bank, N.A. and a letter of credit mortgage secured by one of the Debtors' plants in Elkhart County, Indiana. Fifth Third Bank, Indiana is the trustee under the trust indenture pursuant to which the loan agreement was issued. At the Petition Date, the amount outstanding on the 1997 Bonds was $865,000.

                           5.       OTHER SECURED DEBT.

                  There are a number of other creditors secured by certain discrete real and personal property assets of the Debtors.

                           6.       REMIC GUARANTEES.

                  Oakwood, through its wholly-owned finance subsidiary, OAC, provides RICs to finance the purchase of manufactured homes. When the aggregate number of RICs OAC has originated reaches a critical mass, typically once every three months, the RICs are securitized and sold into the asset-backed market through non-Debtor Real Estate Mortgage Investment Conduit Securitization Trusts ("REMIC Trust"). The REMIC Trusts are the issuers of monthly pass-through certificates ("REMIC Certificates") that may pay cash interest on a fixed or floating rate basis and are backed by a collateral pool of underlying RICs in the REMIC Trusts. Each REMIC Trust issues REMIC Certificates representing different tranches. Typically, a series identifier will indicate the year and sequential issue number within each year. For example, "1997-A" would indicate the first OAC securitization in 1997 and "1997-B" would indicate the second securitization in 1997.

                  As previously noted, within a given series, the REMIC Certificates are separated into tranches, which indicate the seniority and the credit quality of the security. While there is no distinction of collateral, as all tranches are supported by the same pool of loans, the credit quality of a particular tranche is determined by a payment priority structure. Accordingly, holders of subordinated tranches generally receive higher interest rates, but will only receive payments after all senior tranches receive payment.

                  In order to enhance the marketability of the most subordinated tranches of REMIC Certificates, Oakwood, in certain cases, provided a corporate guarantee (the "B-2 REMIC Guarantees") that effectively guaranteed distributions on these tranches of REMIC Certificates (the "B-piece REMIC Certificates"). The provisions of the REMIC Guarantees are complex, but, in general, if the underlying RICs held by the REMIC Trusts do not generate enough cash to service the B-piece REMIC Certificates, Oakwood is obligated to fund certain shortfalls.

                  Prior to the Petition Date, Oakwood provided corporate guarantees of the collateral pools backing payments under the B-piece REMIC Certificates in twenty REMIC Trusts. Oakwood's B-2 REMIC Guarantees apply to the issues of B-piece REMIC Certificates in the following REMIC Trusts: 1997-A, 1997-B, 1997-C, 1997-D, 1998-B, 1998-C, 1998-D, 1999-A, 1999-B, 1999-C, 1999-D,
1999-E, 2000-A, 2000-B, 2001-B, 2001-C, 2001-D, 2001-E, 2002-A and 2002-B. These
B-2 REMIC Guarantees are contingent and unliquidated. The aggregate face value of the B-piece REMIC Certificates by Oakwood is approximately $274.8 million and includes B-2 tranches from approximately two-thirds of Oakwood's securitizations. Chase Manhattan Bank, [Wells Fargo and Bank of New York] are the REMIC Trustees for individual REMIC Trusts for which Oakwood has issued B-2 REMIC Guarantees.

                  B.       DESCRIPTION OF PREPETITION EQUITY STRUCTURE OF THE
                           DEBTORS.

                  As of December 1, 2002, Oakwood had issued and outstanding 9,537,000 shares of Old Common Stock, par value $0.50 per share. Oakwood also granted options to purchase shares of Old Common Stock and other equity related securities. On or about the Petition Date, the New York Stock Exchange, Inc. (the "NYSE") announced that trading of the Old Common Stock on the NYSE should be suspended immediately based upon the failure to meet certain financial criteria. Subsequently, the NYSE submitted an application to the Securities and Exchange Commission to delist the Old Common Stock from the NYSE. The delisting of the Old Common Stock became effective on December 30, 2002. Oakwood has not paid dividends on the Old Common Stock during the past two fiscal years and the Old Common Stock is currently traded in the over-the-counter market. As of December 1, 2002, the Debtors estimate that there are 21,000 beneficial holders of Old Common Stock.

         IV.      THE CHAPTER 11 CASES AND SIGNIFICANT POSTPETITION EVENTS.

                  A. SIGNIFICANT EVENTS LEADING TO THE COMMENCEMENT OF THE CHAPTER 11 CASES.

                  The manufactured housing industry as a whole expanded aggressively into an economic downturn that has been particularly severe for its traditional customer of modest means. At the same time, mortgage rates for site-built homes were, and still are, at a thirty-year low, which offset many of the cost advantages of manufactured homes as cost savings were offset by the traditionally higher interest rates for manufactured home buyers. Additionally, aggressive lending led to a high level of repossessed homes--a level estimated to reach 90,000 in the current year. The remarketing of these homes in competition with new homes depresses new home sales volume.

                  In addition, many traditional industry lenders, including both Floor Plan lenders and retail lenders who provide financing to homebuyers, have left the industry over the last few years or have significantly curtailed operations. This includes leading industry lenders such as Conseco Finance Corporation, which filed for relief under chapter 11 on December 18, 2002, and Deutsche Financial Service Corporation, which exited the industry. This reduction in available financing has led to a contraction of the dealer network and a sharp reduction in manufactured home sales.

                  Through 1999, the Debtors expanded and leveraged themselves aggressively to support their rapid growth, which resulted in a heavier debt load than existing performance could support. Aggressive underwriting coupled with the current economic slowdown led to an unsustainable level of loan defaults on securitized RICs. The cost of servicings and the liquidity requirements for performing servicing duties increased with the defaults. At the same time, receipts were decreasing as such fees were subordinated to credit losses. Despite taking measures to counter negative pressures, the Debtors continued to experience financial difficulties.

                  The Debtors decided to file for reorganization under Chapter 11 in order to restructure their balance sheet and access new working capital while continuing to operate in the ordinary course of business. This decision was based primarily upon the continued poor performance of loans originated in 2000 and before, the extremely weak conditions in the manufactured housing industry and the deteriorating terms in the asset-backed securitization market into which the Debtors sell their loans. Other factors contributing to the decision to file included the general economic recession, declining recovery rates in the repossession market, the substantial reduction in loan servicing fees received and the withdrawal of manufactured housing Floor Plan lenders offering financing to many of the Debtors' wholesale dealers.

                  B.       THE CHAPTER 11 FILINGS.

                  The Debtors commenced their respective Chapter 11 Cases by filing voluntary petitions under chapter 11 of the Bankruptcy Code on November 15, 2002 (the aforementioned "Petition Date"). The Debtors' Chapter 11 Cases are jointly administered and assigned to the Honorable Peter J. Walsh, United States Bankruptcy Chief Judge for the District of Delaware.

                  The Debtors have made substantial progress toward their goal of reorganization during their respective Chapter 11 Cases. Among other things, the Debtors have: (a) maintained operations and negotiated new agreements with vendors and suppliers of critical goods and services; (b) obtained debtor-in-possession financing to enable the Debtors to continue operations; (c) developed a new business plan, which has been discussed extensively with the Debtors' principal creditor constituencies and forms the basis for the Plan; (d) implemented significant improvements to the Debtors' business operations, including reducing overhead and greatly improving the priority of servicing fees; (e) substantially completed the closure of certain plants, retail sales centers and offices; (f) negotiated the sale of certain surplus assets to reduce costs and generate cash; (g) negotiated for additional or substitute Floor Plan financing; and (h) otherwise complied with the multitude of requirements imposed by the Bankruptcy Code. Moreover, the Debtors have devoted significant efforts to the development, negotiation, and filing of the Plan that is the subject of this Disclosure Statement, which Plan the Debtors believe provides for the fair and equitable treatment of creditors and will enable the Debtors to emerge from their Chapter 11 Cases as viable businesses.

                  C.       "FIRST DAY" MOTIONS.

                  On or after the Petition Date, the Debtors filed several "first day" motions relating to the ordinary course operations of their businesses. The Bankruptcy Court has entered Final Orders granting the Debtors' motions either as requested or modified to some extent, but in either event permitting the Debtors to continue operations during the Chapter 11 Cases. The "first day" orders enable the Debtors to, among other things: (a) preserve customer relationships by authorizing the Debtors to honor certain obligations and continue certain programs and practices; (b) maintain employee morale and confidence by authorizing the Debtors to pay prepetition employment Claims and all costs and expenses incident thereto; (c) maintain critical vendor and supplier relationships and confidence by authorizing the Debtors to pay certain prepetition Claims; (d) ensure the continuation of the Debtors' cash management systems and other business operations without interruption; and (e) establish certain other administrative procedures to promote a smooth transition into Chapter 11.

                  D.       APPOINTMENT OF THE OFFICIAL COMMITTEE OF UNSECURED
                           CREDITORS.

                  On December 2, 2002, the United States Trustee appointed the Official Committee of Unsecured Creditors (the "Creditors' Committee") pursuant to section 1002 of the Bankruptcy Code [Docket No. 97]. To date, the United States Trustee has appointed no other committees. The members of the Creditors' Committee currently are:

---------------------------------------------------------------------------------------------------
                                                               INDIVIDUAL ACTIVELY PARTICIPATING ON
         MEMBER CREDITOR                                          COMMITTEE AND ADDRESS THEREOF
---------------------------------------------------------------------------------------------------
JP Morgan Chase Bank (as Trustee)                            James R. Lewis
                                                             4 New York Plaza, 15th Floor
                                                             New York, NY 10004
---------------------------------------------------------------------------------------------------
U.S. Bank National Association                               Timothy J. Sandell
                                                             180 East Fifth Avenue, 4th Floor
                                                             St. Paul, MN 55101
---------------------------------------------------------------------------------------------------
Absolute Recovery Hedge Funds, Ltd.                          Wilbur L. Ross, Jr.
                                                             c/o WL Ross & Co., LLC
                                                             101 East 52nd Street, 19th Floor
                                                             New York, NY 10022
---------------------------------------------------------------------------------------------------
Aegon USA Investment Management, LLC                         James K. Baskin
                                                             400 West Market Street, 10th Floor
                                                             Louisville, KY 40202
---------------------------------------------------------------------------------------------------
Patrick Industries, Inc.                                     Michael W. Baker
                                                             P.O. Box 638
                                                             Elkhart, IN 46515
---------------------------------------------------------------------------------------------------
Carriage Industries, Inc.                                    Charles D. Raley
                                                             P.O Box 12542
                                                             Calhoun, GA 30703
---------------------------------------------------------------------------------------------------
LaSalle Bristol LP                                           James Montague
                                                             P.O. Box 98
                                                             Elkhart, IN 46515
---------------------------------------------------------------------------------------------------

                  E.       EMPLOYMENT OF PROFESSIONALS.

                           1. REORGANIZATION AND OTHER PROFESSIONALS EMPLOYED PURSUANT TO BANKRUPTCY CODE
                                    SECTION 327.

                  Pursuant to section 327 of the Bankruptcy Code, a debtor in possession or creditors' committee may employ, after notice and a hearing, attorneys, financial advisors, and other professionals at the expense of the bankruptcy estate. The Debtors and the Creditors' Committee have employed the following professionals in the Chapter 11 Cases with the Bankruptcy Court's approval:

------------------------------------------------------------------------------------------------------------------
                                               EMPLOYED PROFESSIONALS
------------------------------------------------------------------------------------------------------------------
                                                                                                          DATE
          PROFESSIONAL                                    SCOPE OF REPRESENTATION                       APPROVED
------------------------------------------------------------------------------------------------------------------
Morris, Nichols, Arsht & Tunnell                     Bankruptcy Counsel to the Debtors                 11/15/2002
------------------------------------------------------------------------------------------------------------------
Rayburn, Cooper & Durham, P.A.                       Bankruptcy Counsel to the Debtors                 11/15/2002
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
Hunton & Williams                                    Special Counsel to the Debtors                    11/15/2002
------------------------------------------------------------------------------------------------------------------
Kennedy Covington Lobdell & Hickman                  Special Counsel to the Debtors                    11/15/2002
L.L.P.
------------------------------------------------------------------------------------------------------------------
FTI Consulting, Inc.                                 Restructuring Advisors for the Debtors            11/15/2002
------------------------------------------------------------------------------------------------------------------
PricewaterhouseCoopers LLP                           Accountants for the Debtors                       11/15/2002
------------------------------------------------------------------------------------------------------------------
Akin Gump Strauss Hauer & Feld LLP                   Counsel to the Creditors' Committee               12/02/2002
------------------------------------------------------------------------------------------------------------------
McCarter & English, LLP                              Counsel to the Creditors' Committee               12/02/2002
------------------------------------------------------------------------------------------------------------------
Deloitte & Touche LLP                                Financial Advisors for the Creditors'             12/04/2002
                                                     Committee
------------------------------------------------------------------------------------------------------------------
Prime Locations, LLC                                 Real Estate Consultants for the Debtors
------------------------------------------------------------------------------------------------------------------
The Core Network                                     Real Estate Consultants for the Debtors
------------------------------------------------------------------------------------------------------------------

                  Pursuant to Final Orders, each of the professionals employed at the expense of the Debtors' Estates are able to file monthly fee applications seeking reimbursement for all of the fees and expenses incurred during the applicable month. If no objection to a fee application is received on or before the applicable objection deadline, the Debtors are permitted to make payment of the fees and expenses incurred by the relevant professional. The Bankruptcy Court may schedule a hearing to determine whether payment of the fees and the expenses incurred is appropriate. All fees and expenses paid to professionals are subject to final review and allowance, after notice and a hearing, in accordance with Bankruptcy Code section 330.

                           2.       ORDINARY COURSE PROFESSIONALS.

                  Additionally, on December 18, 2002, the Bankruptcy Court entered a Final Order [Docket No. 271] permitting the Debtors to employ professionals utilized in the ordinary course of business.

                  F. POSTPETITION DEBTOR-IN-POSSESSION FINANCING AND USE OF CASH COLLATERAL.

                  Pursuant to a Final Order [Docket No. 328] entered on December 31, 2002, the Bankruptcy Court approved debtor-in-possession financing in the amount of $215 million from Greenwich. This facility provides needed liquidity and expands the borrowing base by including in it certain financial assets created by OAC in servicing the REMIC Trusts.

                  G.       RESTRUCTURING THE DEBTORS' SERVICING FEES ON RICS.

                  As previously discussed, prior to the Petition Date, the Debtors were not receiving material servicing fee income as those fees were subordinate to, and being consumed by, credit losses. As their annual servicing costs were substantial--approximately $30 million--the Debtors needed to modify these arrangements in order to sustain their servicing operations. As a result, the Debtors sought to maintain their servicing operations while moving the payment of servicing fees to a priority position [Docket Number 21].

                  H.       CREATION OF ALTERNATE WAREHOUSE TRUST.

                  Pursuant to a Final Order [Docket No. 473] entered on January 23, 2003, the Bankruptcy Court granted the Debtors the authority to sell RICs to a limited purpose trust owned by an indirect downstream affiliate of OAC. This loan warehousing arrangement provides interim funding for RICs generated by OAC and is structured to preserve the Debtors' access to the securitization markets and other potential financing sources.

                  I. FILING OF SCHEDULE OF ASSETS AND LIABILITIES AND STATEMENT OF AFFAIRS.

                  Sections 521(1) and 1106(a)(2) of the Bankruptcy Code and Bankruptcy Rule 1007 require the Debtors to file a schedule of assets and liabilities and statement of financial affairs, which contain information regarding the Debtor's assets, liabilities, income, and other matters. The Debtors, individually, filed their Schedules of Assets and Liabilities and Statements of Financial Affairs on January 31, 2003.

                  J. ACTIONS IMPLEMENTED TO RESTRUCTURE THE DEBTORS' BUSINESS OPERATIONS.

                  Leading up to and subsequent to the Petition Date, the Debtors and their professionals have evaluated the Debtors' operations and financial condition in order to develop and implement a reorganization strategy that will enable the Debtors to emerge from chapter 11 as a profitable enterprise. Going forward, the Debtors are focused on enhancing the profitability of all their operations.

                  On October 4, 2002, the Debtors announced the closing of forty retail sales centers. These closures continued a downsizing from a peak of 412 retail sales centers that began in 1999. At or around the same time, the Debtors idled or closed a number of manufacturing facilities, reducing the number of active plants to nineteen from a peak of thirty-two in 1999. Historically, the Debtors operated the plants to support the demand of both their captive retail centers and the independent retailer base. From the middle of 1999 until the end of fiscal 2002, the Debtors operated the plants at a reduced level in order to reduce inventory to reflect lower demand.

                  Pursuant to the operational restructuring plan implemented on the Petition Date, the Debtors announced the closing of seventy-five additional retail sales centers in eighteen states and the closing of fourteen additional manufacturing facilities. The Debtors have hired two real-estate firms to dispose of the properties and leases related to the closings. With the completion of these closings expected by Spring 2003, the Debtors have turned their focus to those regions that hold the most promise for the Debtors' long-term success.

                  The implementation of the Debtors' operational restructuring plan is ongoing and entails the following: (a) the closing of most, if not all, retail sales centers that have demonstrated consistently poor operating performance, poor credit performance and high incidence of customer litigation, as well as the manufacturing facilities that supply these stores; (b) the review of remaining retail sales centers on a store-by-store basis followed by the closing of those stores that consistently generate poor operating results or are located in areas that will be negatively impacted by tightening credit standards; (c) the adjustment of manufacturing capacity to a level commensurate with expected future sales and the closing of plants with marginal current sales levels and the potential to become unprofitable following the closing of certain retail sales centers; (d) the closing of one loan origination location in Austin, Texas; (e) a significant reduction in the number of employees; and (f) a reduction of corporate overhead commensurate with a downsized company.

                  K.       CLAIMS BAR DATE AND ANALYSIS.

                  Pursuant to the Bar Date Order, the Bankruptcy Court established a general claims bar date in the Debtors' Chapter 11 Cases of March 27, 2003. The Debtors also have scheduled certain Claims with respect to which no proofs of Claim have been filed. The Debtors believe that the total amount of Allowed Claims against their respective estates will be significantly lower than the amount asserted. Because of the large number of proofs of Claim filed, the complexity of many of these Claims, and the fact that many of the Claims are disputed and/or unliquidated, the Debtors will not have completed their analysis of all Claims prior to the Plan's Effective Date.

                  THE DEBTORS RESERVE ALL RIGHTS AND DEFENSES WITH RESPECT TO THE ALLOWANCE OR DISALLOWANCE OF ANY CLAIM NOT PREVIOUSLY ALLOWED BY A FINAL ORDER OF THE BANKRUPTCY COURT OR PURSUANT TO THE TERMS OF THE PLAN, AND FURTHER WITH RESPECT TO THE SECURED OR PRIORITY STATUS THEREOF.

         V.       SUBSTANTIVE CONSOLIDATION.

                  A.       SUBSTANTIVE CONSOLIDATION FOR PURPOSES OF THE PLAN.

                  Substantive consolidation is an equitable remedy which a bankruptcy court may be asked to apply in certain chapter 11 cases involving affiliated debtors. As contrasted with procedural consolidation,(3) substantive consolidation may affect the substantive rights and obligations of creditors and debtors. Substantive consolidation involves the pooling and merging of the assets and liabilities of the affected debtors; all of the debtors in the substantively consolidated group are treated as if they were a single corporate/economic entity. Consequently, a creditor of one of the substantively consolidated debtors is treated as a creditor of the substantively consolidated group of debtors and issues of individual corporate ownership of property and individual corporate liability on obligations are ignored. However, substantive consolidation does not affect the debtors' separate corporate existence or independent ownership of property for any purposes other than for making distributions of property under a plan of reorganization or otherwise as necessary to implement such plan.

------------------------
(3) Procedural consolidation is the administrative process (contemplated by Bankruptcy Rule 1015(b)) whereby the proceedings of two or more affiliated debtors are conducted as part of a single proceeding for the convenience of the bankruptcy court and parties in interest. Procedural consolidation does not affect the substantive rights of the debtors or their respective creditors and interest holders.

                  Entry of the Confirmation Order will constitute the approval, pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Debtors for all purposes related to the Plan including, without limitation, for purposes of voting, confirmation and distribution. For purposes of distributions on account of Allowed Claims, the Debtors will be considered to be a single legal entity. This substantive consolidation has three major effects. First, it eliminates Intercompany Claims and Debtor-Held Interests from the treatment scheme. Second, it eliminates guarantees of the obligations of one Debtor by another Debtor. Finally, each Claim filed against any of the Debtors will be considered to be a single Claim against the consolidated Debtors.

                  B.       THE SUBSTANTIVE CONSOLIDATION OF THE DEBTORS'
                           ESTATES.

                  The Plan contemplates and is predicated upon entry of the Substantive Consolidation Order, which shall effect the substantive consolidation of the Chapter 11 Cases into a single Chapter 11 Case solely for the purposes of all actions associated with confirmation and consummation of the Plan. Pursuant to the Substantive Consolidation Order, on the Confirmation Date or such other date as my be set by a final order of the Court, but subject to the occurrence of the Effective Date: (a) all Intercompany Claims shall be eliminated; (b) all assets and liabilities of the Debtors shall be merged or treated as though they were merged; (c) all prepetition and postpetition cross-corporate guarantees of the Debtors shall be eliminated; (d) all Claims based upon guarantees of collection, payment or performance made by one or more Debtors as to the obligations of another Debtor or of any other Person shall be discharged, released and of no further force and effect; (e) any obligation of any Debtor and all guarantees thereof executed by one or more of the Debtors shall be deemed to be one obligation of Reorganized Oakwood; (f) any Claims filed or to be filed in connection with any such obligation and such guarantees shall be deemed one Claim against Reorganized Oakwood; and (g) each and every Claim filed in the individual Chapter 11 Case of any of the Debtors shall be deemed filed against Reorganized Oakwood in the consolidated Chapter 11 Cases and shall be deemed a single obligation of Reorganized Oakwood under the Plan on and after the Confirmation Date.

                  C.       ORDER GRANTING SUBSTANTIVE CONSOLIDATION.

                  Unless substantive consolidation has been approved by a prior order of the Bankruptcy Court, the Plan shall serve as a motion seeking entry of an order substantively consolidating the Chapter 11 Cases. Unless an objection to substantive consolidation is made in writing by any creditor affected by the Plan as provided in the Plan on or before the Ballot Deadline, or such other date as may be fixed by the Bankruptcy Court, the Substantive Consolidation Order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely filed, a hearing with respect thereto shall be scheduled by the Bankruptcy Court, which hearing may, but need not, coincide with the Confirmation Hearing.

         VI.      THE PLAN OF REORGANIZATION.

                  Attached hereto as Exhibit A, in its entirety, is the Joint Consolidated Plan Of Reorganization Of Oakwood Homes Corporation And Its Affiliated Debtors And Debtors-In-Possession, which is fully incorporated herein and shall be considered a portion of this Disclosure Statement. HOLDERS OF CLAIMS AND INTERESTS AND OTHER INTERESTED PARTIES MUST READ THE PLAN IN ITS ENTIRETY TO MAKE AN INFORMED JUDGMENT CONCERNING THE PLAN.

         VII.     FINANCIAL PROJECTIONS.

                  Attached hereto as Exhibit [__] are financial projections of the consolidated Debtors containing: (a) a projected income statement; (b) a projected balance sheet; and (c) a projected cash flow statement (together, the "Projections"). All of the Projections are presented on a consolidated basis for the Debtors, and all projected financial information (x) on a quarterly basis for [____], and (y) on an annual basis for years [____] through [____].

                  The Projections have been prepared by or under the direction of the Debtors' management and have not been audited. The Projections present, to the best of the Debtors' management's current belief, the expected financial results for the periods projected, subject to the various assumptions set forth therein. Readers are urged to review carefully all of the notes and assumptions included in the Projections and to consult with their own financial, legal, and tax advisors regarding the same.

                  THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH THOUGH CONSIDERED REASONABLE BY THE DEBTORS AT THE TIME THEY WERE PREPARED, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, REGULATORY, LEGISLATIVE, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTORS' CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR THE REORGANIZED DEBTORS' ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS WILL INEVITABLY NOT MATERIALIZE, AND EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED, OR THAT WERE NOT THEN KNOWN TO THE DEBTORS, MAY BE MATERIALLY DIFFERENT FROM THOSE ASSUMED. THE PROJECTIONS THEREFORE MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

                  INFORMATION INCLUDED IN THE PROJECTIONS CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SUCH FORWARD LOOKING INFORMATION IS BASED ON INFORMATION AVAILABLE WHEN SUCH STATEMENTS ARE MADE AND IS SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE

ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN THE STATEMENTS.

                  THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION OR RESULTS OF OPERATIONS. ACCORDINGLY, THE DEBTORS DO NOT INTEND TO, AND DISCLAIM ANY OBLIGATION TO, FURNISH UPDATED BUSINESS PLANS OR PROJECTIONS AT ANY TIME PRIOR TO OR AFTER THE EFFECTIVE DATE.

         VIII.    ADDITIONAL CONSIDERATIONS REGARDING RISK.

                  The following disclosures are not intended to be inclusive and should be read in connection with the other disclosures contained in this Disclosure Statement and the Exhibits hereto. You should consult your legal, financial, and tax advisors regarding the risks associated with the Plan and the distributions you may receive thereunder.

                  RISKS ASSOCIATED WITH CONCENTRATED OWNERSHIP OF THE NEW COMMON STOCK AND NEW WARRANTS: If the Plan is confirmed, ownership of a substantial number and percentage of shares of the New Common Stock will be concentrated among a relatively small number of holders. Sales of or offers to sell a substantial number of shares of New Common Stock, or the perception by investors, investment professionals, and securities analysts of the possibility of such sales, could affect adversely the market for and price of the New Common Stock to be issued under the Plan.

                  LACK OF TRADING; MARKET VOLATILITY: There can be no assurance that a market will develop for the New Common Stock issued pursuant to the Plan (or for any other security issued pursuant to the Plan). Although the Debtors will use reasonable efforts to cause the New Common Stock to be listed on a national securities exchange, it is unlikely that initial listing requirements will be satisfied on the Effective Date. Even if such securities are subsequently listed, there is no assurance that an active market for such New Common Stock will develop or, if any such market does develop, that it will continue to exist, or as to the degree of price volatility in any such market that does develop. Accordingly, no assurance can be given as to the liquidity of the market for the New Common Stock or the price at which any sales may occur. Finally, any creditor or stockholder who may be considered an "underwriter" under section 1145(b) of the Bankruptcy Code may not be able to resell the New Common Stock (or any other securities received under the Plan) without registration under securities laws, except in certain "ordinary course" transactions.

                  CERTAIN RISKS ASSOCIATED WITH THE CHAPTER 11 CASES: The Debtors are parties to various material contractual arrangements under which the commencement of transactions contemplated by the Plan could, subject to the Debtors' rights and powers under sections 362 and 365 of the Bankruptcy Code:
(a) result in a breach, violation, default, or conflict; (b) give other parties thereto rights of termination or cancellation; or (c) have other adverse consequences on the operations of the Debtors or the Reorganized Debtors. The magnitude of any such adverse consequences may depend upon, among other factors, the diligence and vigor with which the other parties to such contracts may seek to assert any such rights and pursue any such remedies in respect to such matters, and the ability of the Debtors or Reorganized Debtors to resolve such matters on acceptable terms through negotiations with such other parties or otherwise.

                  RISKS RELATING TO THE PROJECTIONS: The Debtors have prepared projections in connection with the development of the Plan and to present the projected effects of the Plan and the projected results of operations following the Effective Date of the Plan. These projections assume the Plan and transactions contemplated thereby will be implemented in accordance with their terms. The assumptions and estimates underlying such projections are inherently uncertain and are subject to, among other factors, business, economic, legislative, and competitive risks and uncertainties that could cause actual results to differ materially from those projected. Such uncertainties and other factors include approval by the Bankruptcy Court of the Plan and potential objections of third parties. Accordingly, the projections herein are not necessarily indicative of the future financial condition, results of operations, or equity value of the Reorganized Debtors, which may vary materially from those projections. Consequently, the projections contained herein should not be regarded as a representation or guarantee by the Debtors, the Debtors' advisors, or any other person that the projections herein can or will be achieved.

                  ASSUMPTIONS REGARDING VALUE OF DEBTORS' ASSETS: It has been assumed in the preparation of the projections included in this Disclosure Statement that the historical book value of the Debtors' assets generally approximates the fair value thereof, except for specific adjustments discussed in the notes thereto. For financial reporting purposes, the fair value of the assets of the Debtors (including deferred tax assets) must be determined as of the Effective Date. Although such valuation is not presently expected to result in values that are materially different than the values assumed in the preparation of the projections herein, there can be no assurance with respect thereto.

                  LEVERAGE, LIQUIDITY, AND CAPITAL REQUIREMENTS: In addition to Cash generated by operations, the Debtors' principal sources of liquidity following their emergence from bankruptcy will be the proceeds of loan dispositions, exit financing in amounts necessary to repay the debtor-in-possession financing and Cash accumulated by the Debtors during the Chapter 11 Cases. After the Effective Date of the Plan, the Debtors expect that in addition to working capital requirements, repayment of the Debtors' obligations under the exit financing and any notes issued pursuant to the Plan will impose liquidity requirements on the Debtors. Any increase in the interest rate pertaining to this indebtedness may reduce the funds available to the Debtors for their future operations. While the Debtors believe that they will have adequate liquidity to meet requirements following the Effective Date of the Plan, no assurances can be had in this regard. Any inability of the Debtors to service their indebtedness, obtain additional financing, as needed, or comply with the financial covenants contained in the debt instruments issued pursuant to the Plan could have a material adverse effect on the Debtors.

                  CERTAIN RISKS OF NON-CONFIRMATION: There can be no assurance that the requisite acceptances to confirm the Plan will be received. Even if the requisite acceptances are received, there can be no assurance that the Bankruptcy Court will confirm the Plan. A non-accepting Holder of Claims or Interests might challenge the adequacy of the Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code and/or Bankruptcy Rules. Even if the Bankruptcy Court were to determine that the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it were to find that any of the statutory requirements for confirmation had not been met. Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of Distributions to non-accepting Holders of Claims and Interests within a particular Class under the Plan will not be less than the value of Distributions such Holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. While there can be no assurance that the Bankruptcy Court will conclude that these requirements have been met, the Debtors believe that the Plan will not be followed by a need for further financial reorganization and that non-accepting Holders within each Class under the Plan will receive Distributions at least as great as would be received following a liquidation pursuant to chapter 7 of the Bankruptcy Code when taking into consideration all administrative expenses and costs associated with any such chapter 7 case, as set forth further in the discussion of the Liquidation Analysis in Section X of the Disclosure Statement.

                  The confirmation and consummation of the Plan are also subject to certain conditions. If the Plan were not to be confirmed, it is unclear whether the restructuring could be implemented and what distribution Holders of Claims or Interests ultimately would receive with respect to their Claims or Interests. If an alternative plan of reorganization could not be agreed to and confirmed, it is possible that the Debtors would have to liquidate their assets, in which case the Debtors believe that it is likely that Holders of Claims or Interests would receive substantially less than the treatment they will receive pursuant to the Plan.

                  RISING COST AND AVAILABILITY OF LABOR: There can be no assurances that rising labor costs will not have a material adverse effect on the Debtors in the future.

                  RISING COST AND AVAILABILITY OF SUPPLIERS AND RAW MATERIALS:
There can be no assurances that rising supplier and raw material costs will not have a material adverse effect on the Debtors in the future.

                  HIGHLY COMPETITIVE INDUSTRY: There can be no assurance that increased competition in the future will not adversely affect the Debtors' financial condition and results of operations.

         IX.      CERTAIN TAX CONSEQUENCES OF THE PLAN.

                  The implementation of the Plan may have federal, state and local tax consequences to the Debtors and the Debtors' creditors and stockholders. At the present time, no tax opinion has been sought or is expected to be sought or obtained with respect to any tax consequences of the Plan. This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or tax advice to any Person and is provided for informational purposes only.

                  HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM AND TO DEBTORS OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

         X.       CONFIRMATION PROCEDURES.

                  PERSONS CONCERNED WITH CONFIRMATION OF THE PLAN SHOULD CONSULT WITH THEIR OWN ATTORNEYS BECAUSE THE LAW ON CONFIRMING A PLAN OF REORGANIZATION IS VERY COMPLEX. The following discussion is intended solely for the purpose of alerting readers about certain basic Plan confirmation issues, which they may with to consider. The Debtors CANNOT and DO NOT represent that the discussion contained below is a comprehensive summary of the law on this topic.

                  Many requirements must be met before the Bankruptcy Court can confirm the Plan. Some of the requirements discussed in this Disclosure Statement include acceptance of the Plan by the Voting Classes, whether the Plan can be confirmed even if one or more classes do not accept the Plan, whether the Plan pays creditors at least as much as creditors would receive in a Chapter 7 liquidation, and whether the Plan is feasible. These requirements, however, are not the only requirements for confirmation.

                  A.       VOTING AND RIGHT TO BE HEARD AT CONFIRMATION.

                           1. WHO MAY SUPPORT OR OBJECT TO CONFIRMATION OF THE PLAN.

                  Any party in interest may support or object to the confirmation of the Plan. As explained in further detail below, entities that may not have a right to vote (e.g., entities whose Claims or Interests belong to an Unimpaired Class or to a Class that will receive no Distribution under the
Plan) may still have a right to support or object to the confirmation of the Plan.

                           2.       WHO MAY VOTE TO ACCEPT OR REJECT THE PLAN.

                  A creditor generally has a right to vote for or against the Plan if that creditor has a Claim that is both "allowed" for purposes of voting and classified in an Impaired Class. Notwithstanding the foregoing, under section 1126(g) of the Bankruptcy Code, impaired classes that will neither receive nor retain any consideration under a plan are deemed to have rejected the plan and do not vote.

                  Under the Plan, holders of Allowed Claims in Classes 2G, 3, 4A, 4B, 4C, 4D, 4E and 6A (the "Voting Classes") are entitled to vote on the Plan. Holders of Claims in Classes 1, 2A, 2B, 2C, 2D, 2E, 2F, 2H, 2I, 2J, 2K and 2L are Unimpaired and deemed to have accepted the Plan. Holders of Claims and Interests in Classes 5 and 6B are Insiders whose Claims or Interests will be substantively consolidated pursuant to the Substantive Consolidation Order and are not entitled to vote on the Plan.

                           3.       WHAT IS AN ALLOWED CLAIM FOR VOTING
                                    PURPOSES.

                  As noted above, a creditor's Claim must be "allowed" for purposes of voting in order for such creditor to have the right to vote. Generally, for voting purposes a Claim is deemed "allowed," absent an objection to the Claim, if: (a) a proof of Claim was timely filed, or (b) if no proof of Claim was filed, the Claim is identified in the Debtors' Schedule of Assets and Liabilities as other than "disputed," "contingent," or "unliquidated," and an amount of the Claim is specified in the Schedules of Assets and Liabilities, in which case the Claim will be deemed allowed for the specified amount. In either case, when an objection to a Claim is filed, the creditor holding the Claim cannot vote unless the Bankruptcy Court, after notice and hearing, either overrules the objection, or allows the Claim for voting purposes. Moreover, Bankruptcy Rule 3018(a) provides that, with respect to Holders of Senior Notes, Junior Notes, B-Piece Certificates and Old Common Stock, such Holders must be of record on the date that the Disclosure Statement is approved under section 1125 of the Bankruptcy Code in order to vote on the Plan.

                  Note that the definition of "Allowed Claim" used in the Plan for purposes of determining whether creditors are entitled to receive Distributions thereunder may differ materially from that used by the Bankruptcy Court to determine whether a particular Claim is "allowed" for purposes of voting. Holders of Claims are advised to review the definitions of "Allowed Claim" and "Disputed Claim" in the Plan to determine whether they may be entitled to receive distributions under the Plan.

                           4.       WHAT IS AN IMPAIRED CLASS OF CLAIMS OR
                                    INTERESTS.

                  As noted above, a Claim or Interest that is "allowed" for voting purposes only has the right to vote if it is in a Class that is Impaired under the Plan and if that Class will receive or retain any consideration under the Plan. A Class is Impaired if the Plan alters the legal, equitable, or contractual rights of the Holders of Claims or Interests of that Class. As noted, under the Plan, all Classes are Impaired except Classes 1, 2A, 2B, 2C, 2D, 2E, 2F, 2H, 2I, 2J, 2K and 2L.

                           5.       WHO IS NOT ENTITLED TO VOTE.

                  The holders of the following types of Claims are not entitled to vote: (a) Claims that have been disallowed; (b) Claims that are subject to a pending objection and that have not been allowed for voting purposes; (c) Claims in Unimpaired Classes; (d) Claims entitled to priority pursuant to sections 507(a)(1), 507(a)(2), and 507(a)(7) of the Bankruptcy Code; and (e) Claims in Classes that do not receive or retain any property under the Plan. Holders of Claims and Interests in Unimpaired Classes are not entitled to vote because such Classes are deemed to have accepted the Plan. Holders of Claims entitled to priority pursuant to sections 507(a)(1), 507(a)(2), and 507(a)(7) of the Bankruptcy Code are not entitled to vote because such Claims are not placed in Classes and they are required to receive certain treatment specified by the

Bankruptcy Code. Claims and Interests in Classes that do not receive or retain any property under the Plan do not vote because such Classes are deemed to have rejected the Plan. Even if your Claim or Interest is of the type described above, you may still have a right to support or object to the confirmation of the Plan.

                           6.       VOTES NECESSARY TO CONFIRM THE PLAN.

                  The Court cannot confirm the Plan unless: (a) at least one Impaired Class has accepted the Plan without counting the votes of any Insiders within that Class; and (b) either all Impaired Classes have voted to accept the Plan, or the Plan is eligible to be confirmed by "cramdown" with respect to any dissenting Impaired Class as discussed in section 1129(b) of the Bankruptcy Code.

                           7.       VOTES NECESSARY FOR A CLASS TO ACCEPT THE
                                    PLAN.

                  A Class of Claims is considered to have accepted the Plan when more than one-half (1/2) in number and at least two-thirds (2/3) in dollar amount of the Claims that actually voted have voted in favor of the Plan.

                           8.       TREATMENT OF NON-ACCEPTING CLASSES.

                  As noted above, even if all Impaired Classes do not accept the proposed Plan, the Bankruptcy Court may nonetheless confirm the Plan if the non-accepting Classes are treated in the manner required by the Bankruptcy Code. The process by which a Plan is confirmed despite rejections by non-accepting Classes and made binding on those Classes is commonly referred to as a "cramdown." The Bankruptcy Code allows the Plan to be "crammed down" on non-accepting Classes of Claims or Interests if the Plan meets the requirements of section 1129(a)(1) through (a)(7) and 1129(a)(9) through (a)(13) of the Bankruptcy Code and if the Plan does not "discriminate unfairly" and is "fair and equitable" with respect to non-accepting Classes as those terms are defined in section 1129(b) of the Bankruptcy Code section.

                           9. REQUEST FOR CONFIRMATION DESPITE NON-ACCEPTANCE BY IMPAIRED CLASSES.

                  The Debtors have asked the Bankruptcy Court to confirm this Plan by cramdown on any Classes that are deemed to have rejected the Plan and on any Impaired Voting Class that does not vote to accept the Plan.

                  B.       HYPOTHETICAL LIQUIDATION ANALYSIS.

                  Another confirmation requirement is the "Best Interest Test" or "Hypothetical Liquidation Test" incorporated in section 1129(a)(7) of the Bankruptcy Code. The test applies to individual Holders of Unsecured Claims and Holders of Interests that are both (i) in Impaired Classes under the Plan, and
(ii) do not vote to accept the Plan. Section 1129(a)(7) of the Bankruptcy Code requires that such Holders of Unsecured Claims and Holders of Interests receive or retain an amount under the Plan not less than the amount that such Holders would receive or retain if the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code.

                  The Debtors do not intend that their Chapter 11 Cases actually will be converted to chapter 7 liquidations. However, in order to apply the Best Interest Test, the Debtors have prepared a hypothetical liquidation analysis attached hereto as Exhibit [___]. The hypothetical liquidation analysis projects an estimate of what Holders of Unsecured Claims and Holders of Interests might receive in the event the Debtors' Chapter 11 Cases were to be converted to chapter 7 cases and the Debtors' assets subsequently liquidated. THE DEBTORS' HYPOTHETICAL LIQUIDATION ANALYSIS IS BASED UPON ASSUMPTIONS THAT THE DEBTORS BELIEVE TO BE REASONABLE BASED UPON THE BEST INFORMATION AVAILABLE TO THEM. HOWEVER, THERE ARE NUMEROUS ECONOMIC, LEGAL, OPERATIONAL, AND OTHER UNCERTAINTIES THAT COULD DRAMATICALLY CHANGE THE RESULTS IN AN ACTUAL LIQUIDATION. MOREOVER, BECAUSE THE BUSINESSES IN WHICH THE DEBTORS' OPERATE ARE HIGHLY REGULATED, THERE MAY BE SIGNIFICANT REGULATORY CONSEQUENCES AND RESTRICTIONS IN A LIQUIDATION THAT CANNOT BE PREDICTED WITH ANY CERTAINTY. THUS, THERE CAN BE NO GUARANTY THAT AN ACTUAL LIQUIDATION OF THE DEBTORS WOULD RESULT IN THE PROJECTED RECOVERIES FOR HOLDERS OF UNSECURED CLAIMS AND HOLDERS OF INTERESTS.

                  In a typical chapter 7 case, a trustee is elected or appointed to liquidate the debtor's assets for distribution to creditors in accordance with the priorities set forth in the Bankruptcy Code. Secured creditors generally are paid first from the sales proceeds of properties securing their liens. If any assets are remaining in the bankruptcy estates after the satisfaction of secured creditors' claims from their collateral, administrative expenses generally are next to receive payment. Unsecured creditors are paid from any remaining sales proceeds, according to their respective priorities. Unsecured creditors with the same priority share in proportion to the amount of their allowed claims in relationship to the total amount of allowed claims held by all unsecured creditors with the same priority. Finally, equity interest holders receive the balance that remains, if any, after all creditors are paid.

                  The hypothetical liquidation analysis included in Exhibit [___] to this Disclosure Statement projects that Holders of Unsecured Claims and Holders of Interests would receive no consideration whatsoever in the event the Debtors were to be liquidated under chapter 7 of the Bankruptcy Code. Moreover, it is projected that Holders of Administrative Claims, Holders of Priority Non-Tax Claims, and most Holders of Secured Claims would receive far less than payment in full, or no consideration at all. By contrast, under the Plan, Holders of Priority Non-Tax Claims will receive payment in full, and Most Holders of Unsecured Claims will receive Distributions of New Common Stock or Cash. Thus, the Debtors believe that all creditors will receive at least as favorable treatment under the Plan as they would in a hypothetical liquidation, and in fact, most creditors will receive far better treatment under the Plan. Holders of Old Common Stock will receive New Warrants under either the Plan or in a hypothetical liquidation, and thus would not be better off in a liquidation.

                  C.       FEASIBILITY.

                  The Bankruptcy Code requires that, in order for the Plan to be confirmed, the Debtors must demonstrate that consummation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

                  For purposes of determining whether the Plan meets the feasibility requirement, the Debtors have analyzed their ability to meet their obligations under the Plan. Based upon the Projections set forth in Exhibit [___] hereto, which show continued availability under the Debtors' revolving line of credit and net operating income in years [___] through [___], the Debtors believe that the Plan is feasible and that they will be able to make all payments required to be made pursuant to the Plan. HOLDERS OF CLAIMS AND INTERESTS ARE ADVISED TO REVIEW CAREFULLY THE CAUTIONARY STATEMENTS INCLUDED IN
SECTION I OF THIS DISCLOSURE STATEMENT AND THE ASSUMPTIONS INCLUDED IN THE PROJECTIONS IN CONNECTION WITH THEIR REVIEW OF THE SAME. AS NOTE THEREIN, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED.

                  D.       ALTERNATIVES TO THE PLAN.

                  If the Plan is not confirmed, in which case the Debtors default under the terms of the Final DIP Agreement, the Debtors (or if the Debtors' exclusive period in which to file a plan has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve a sale or an orderly liquidation of the Debtors assets. The Debtors have explored various alternatives in connection with the formulation and development of the Plan. They believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors' assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in a chapter 7 case, and the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that a liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater returns potentially provided by the Plan.

                  The likely form of any liquidation would be the sale of individual assets. Based on this analysis, it is likely that a liquidation of the Debtors' assets would produce less value for distribution to creditors than that recoverable in each instance under the Plan. In the opinion of the Debtors, the recoveries projected to be available in liquidation are not likely to afford Holders of Claims as great a realization potential as does the Plan.

         XI.      RECOMMENDATION AND CONCLUSION.

                  The Debtors believe that confirmation and implementation of the Plan are preferable to any of the feasible alternatives because the Plan will provide substantially greater recoveries for creditors. ACCORDINGLY, THE DEBTORS URGE HOLDERS OF IMPAIRED CLAIMS TO VOTE TO ACCEPT THE PLAN BY SO INDICATING ON THEIR BALLOTS AND RETURNING THEM AS SPECIFIED IN THIS DISCLOSURE STATEMENT AND ON THE BALLOTS.

Dated: February 18, 2003            NEW DIMENSION HOMES, INC.
Wilmington, Delaware

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    DREAM STREET COMPANY, LLC

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    OAKWOOD SHARED SERVICES, LLC

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    HBOS MANUFACTURING, LP

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    OAKWOOD MHD4, LLC

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    OAKWOOD ACCEPTANCE CORPORATION, LLC

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    OAKWOOD HOMES CORPORATION

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Executive Vice President

                                    OAKWOOD MOBILE HOMES, INC.

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    SURBURBAN HOME SALES, INC.

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    FSI FINANCIAL SERVICES, INC.

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    HOME SERVICE CONTRACT, INC.

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    TRI-STATE INSURANCE AGENCY, INC.

                                    By: /s/ Robert A. Smith
                                        ----------------------------------------
                                        Name:  Robert A. Smith
                                        Title: Vice President

                                    GOLDEN WEST LEASING, LLC

                                    By: /s/ Randelle R. Smith
                                        ----------------------------------------
                                        Name:  Randelle R. Smith
                                        Title: Asst. Treasurer

                                    CREST CAPITAL, LLC

                                    By: /s/ Randelle R. Smith
                                        ----------------------------------------
                                        Name:  Randelle R. Smith
                                        Title: Asst. Treasurer

                                    PREFERRED HOUSING SERVICES, LP

                                    By: Oakwood Mobile Homes, Inc.,
                                        Its general partner

                                        By: /s/ Robert A. Smith
                                            ------------------------------------
                                            Name:  Robert A. Smith
                                            Title: Vice President

                                        -and-

                                    MORRIS, NICHOLS, ARSHT & TUNNELL

                                    /s/ Gregory T. Donilon
                                    -----------------------------------------
                                    Robert J. Dehney (No. 3578)
                                    Derek C. Abbott (No. 3376)
                                    Gregory T. Donilon (No. 4244)
                                    Daniel B. Butz (No. 4227)
                                    1201 North Market Street
                                    P.O. Box 1347
                                    Wilmington, Delaware 19899-1347
                                    (302) 658-9200

                                        - and -

                                    RAYBURN COOPER & DURHAM, P.A.
                                    C. Richard Rayburn, Jr.
                                    Albert F. Durham
                                    Patricia B. Edmondson
                                    1200 Carillon, 227 West Trade Street
                                    Charlotte, North Carolina 28202-1675
                                    (704) 334-0891